UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2019

CEMTREX INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37464	30-0399914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30-30 47th Avenue Long Island City, New York	11101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 756-9116

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

CURRENT REPORT ON FORM 8-K

Cemtrex, Inc.

March 22, 2019

Item 1.01 Entry Into a Material Definitive Agreement.

On March 22, 2019, Cemtrex, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) with an unaffiliated institutional investor (the “Investor”), pursuant to which the Company issued to the Investor 2,100 shares of Series B Redeemable Convertible Preferred Stock, stated value $500 per share (the “Preferred Stock”). The Preferred Stock has a maturity date one year from the issuance date and the Company has agreed to pay dividends on the outstanding shares of Preferred Stock at the rate equal to 7.5% per annum. annum. Dividends are payable on the date the shares of Preferred Stock are converted or on maturity. The dividends must be paid in cash or, in certain circumstances, may be paid in shares of Common Stock. The transaction described above closed on March 22, 2019.

In connection with the issuance of the Preferred Stock and pursuant to the terms of the SPA, the Company also issued to the Investor a Common Stock Purchase Warrant to purchase up to 200,000 shares of common stock for a term of three years (the “Warrant”) on a cash-only basis at an exercise price of $0.75 per share.

Pursuant to the terms of the SPA, the Investor agreed to tender to the Company the sum of $1,000,000, of which $500,000 is to be paid to the Company at the closing for 1,050 shares of Preferred Stock ($525,000 aggregate stated value) and, at the option of the Investor, an additional $500,000 may be paid to the Company upon the Company increasing the authorized number of its shares of Common Stock, which is expected to be in April 2019.

Pursuant to the Securities Purchase Agreement, the Company agreed to sell the Preferred Stock, the shares of common stock issuable upon conversion of the Preferred Stock, the Warrant and the shares of common stock issuable upon exercise of the Warrant pursuant to an effective shelf registration statement on Form S-3 (Registration No 333-218501), declared effective by the Securities and Exchange Commission on June 14, 2017, and a related prospectus supplement thereto.

The Investor may convert the Preferred Stock into shares of the Company’s common stock at a conversion price equal to 100% of the mathematical average of the five lowest individual daily volume weighted average prices of the common stock, less $.03 per share, during the period beginning on the issuance date and ending on the maturity date. In the event certain equity conditions exist, the Company may require that the Investor convert the Preferred Stock. In no event will the Preferred Stock be allowed to effect a conversion if such conversion, along with all other shares of Company common stock beneficially owned by the Investor and its affiliates, would exceed 4.9% of the outstanding shares of the common stock of the Company.

Prior to the maturity date, provided that no trigger event has occurred, the Company will have the right at any time upon 30 trading days’ prior written notice, in its sole discretion, to redeem all or any portion of the Preferred Stock then outstanding by paying to the Investor an amount equal to 145% of the of the portion of the Preferred Stock being redeemed.

The foregoing description of the terms of the above transactions do not purport to be complete and are qualified in their entirety by reference to the provisions of such agreements, the forms of which are filed as exhibits to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
3.1	Certificate of Designations of Series B Redeemable Convertible Preferred Stock.
4.1	Form of Common Stock Purchase Warrant, dated March 22, 2019, issued to the Investor.
5.1	Opinion of Olshan Frome Wolosky LLP.
10.1	Form of Securities Purchase Agreement, dated March 22, 2019, between Cemtrex, Inc. and the Investor.
23.1	Consent of Olshan Frome Wolosky LLP (contained in Exhibit 5.1).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 22, 2019

CEMTREX, INC.

By:	/s/ Saagar Govil
Name:	Saagar Govil
Title:	Chairman, President and Chief Executive Officer

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